Exhibit 99

PRESS RELEASE

KADANT INC.
One Technology Park Drive
Westford, MA 01886 USA
Tel: +1 978-776-2000
www.kadant.com

Kadant Acquires KWS Manufacturing Company

WESTFORD, Mass., January 24, 2024 – Kadant Inc. (NYSE: KAI) today announced it has completed the acquisition of KWS Manufacturing Company, Ltd. (“KWS”) for approximately $84 million in cash, subject to certain customary adjustments. The acquisition was financed primarily through borrowings under Kadant's revolving credit facility.

KWS is a leading manufacturer of conveying equipment for the bulk material handling industry. The company manufactures screw conveyors, screw feeders, slide gates, and bucket elevators for process industries, including the food, chemicals, and wood industries. Located in Burleson, Texas, with approximately 165 employees, KWS had revenue of $45 million for the trailing twelve months ended September 30, 2023. KWS will become part of Kadant’s Material Handling reporting segment.

“We are pleased to welcome our colleagues from KWS to the Kadant family,” said Jeffrey L. Powell, president and chief executive officer of Kadant. “Our acquisition of KWS expands our respective product portfolios and enhances our internal capabilities. With our shared focus on bringing highly engineered customer solutions to process industries and our past successes working together, we believe KWS is an excellent fit with Kadant.”

William C. Mecke, president of KWS, commented, “We are proud of the leading position KWS has established in the screw conveyor market. Our reputation for quality products and excellent service fits well with Kadant’s culture and values. We look forward to being a part of Kadant and leveraging opportunities to increase value for our customers and other stakeholders.”

Conference Call
Kadant will hold a conference call and webcast on Monday, January 29, 2024 at 1:00 p.m. eastern time to discuss the acquisition. To listen to the call and view the webcast, go to the “Investors” section of the Company’s website at www.kadant.com. Participants interested in joining the call’s live question and answer session are required to register by visiting https://register.vevent.com/register/BI2510cb81c4a34d69bb691e1214f15d63 or selecting the Q&A link on our website to receive a dial-in number and unique pin. It is recommended that you join the call 10 minutes prior to the start of the event. A replay of the webcast presentation will be available on the Company’s website through March 1, 2024.

About Kadant
Kadant Inc. is a global supplier of technologies and engineered systems that drive Sustainable Industrial Processing. The Company’s products and services play an integral role in enhancing efficiency, optimizing energy utilization, and maximizing productivity in process industries. Kadant is based in Westford, Massachusetts, with approximately 3,400 employees in 20 countries worldwide. For more information, visit www.kadant.com.

Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about the financial and operating performance of

Kadant Acquires KWS Manufacturing Company (cont.) January 24, 2024
KWS, the benefits of the acquisition of KWS (the “Acquisition”), and the expected future business and financial performance of KWS and Kadant. These forward-looking statements represent our expectations as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results to differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading “Risk Factors” in Kadant’s annual report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings with the Securities and Exchange Commission. These include risks and uncertainties relating to Kadant's ability to successfully integrate KWS and its operations and employees and realize anticipated benefits from the Acquisition; unanticipated disruptions to the business, general and regional economic conditions, and the future performance of KWS; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Acquisition; competitive, investor or customer responses to the Acquisition; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the Acquisition; adverse changes in global and local economic conditions; the variability and difficulty in accurately predicting revenues from large capital equipment and systems projects; health epidemics and pandemics; our acquisition strategy; levels of residential construction activity; reductions by our wood processing customers of their capital spending or production of oriented strand board; changes to the global timber supply; development and use of digital media; cyclical economic conditions affecting the global mining industry; demand for coal, including economic and environmental risks associated with coal; failure of our information systems or breaches of data security and cybertheft; implementation of our internal growth strategy; supply chain constraints, inflationary pressure, price increases and shortages in raw materials; competition; changes in our tax provision or exposure to additional tax liabilities; our ability to successfully manage our manufacturing operations; disruption in production; future restructurings; loss of key personnel and effective succession planning; protection of intellectual property; climate change; adequacy of our insurance coverage; global operations; policies of the Chinese government; the variability and uncertainties in sales of capital equipment in China; currency fluctuations; changes to government regulations and policies around the world; compliance with government regulations and policies and compliance with laws; environmental laws and regulations; environmental, health and safety laws and regulations impacting the mining industry; our debt obligations; restrictions in our credit agreement and note purchase agreement; soundness of financial institutions; fluctuations in our share price; and anti-takeover provisions.

Contacts
Investor Contact Information:
Michael McKenney, 978-776-2000
IR@kadant.com
or
Media Contact Information:
Wes Martz, 269-278-1715
media@kadant.com

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